                                                                   EXHIBIT 10.20

                                  Lease between
                  Sobrato Interests II and Entrust Technologies

Section................................................................Page #
Parties.....................................................................1
Premises....................................................................1
Use.........................................................................1
   Permitted Uses...........................................................1
   Uses Prohibited..........................................................1
   Advertisements and Signs.................................................2
   Covenants, Conditions and Restrictions...................................2
Term and Rental.............................................................2
   Base Monthly Rent........................................................2
   Late Charges.............................................................2
   Security Deposit.........................................................3
   Security Deposit Reduction...............................................4
Construction................................................................4
   Building Shell Construction..............................................4
   Tenant Improvement Construction..........................................4
   Building Shell Costs.....................................................5
   Tenant Improvement Costs.................................................5
   Force Majeure............................................................5
   Landlord Delay...........................................................6
   Landlord's Failure to Complete...........................................6
   Insurance................................................................6
   Punch List & Warranty....................................................6
   Other Work by Tenant.....................................................6
Acceptance of Possession and Covenants to Surrender.........................7
   Delivery and Acceptance..................................................7
   Condition Upon Surrender.................................................7
   Failure to Surrender.....................................................8
Alterations and Additions...................................................8
   Tenant's Alterations.....................................................8
   Free From Liens..........................................................9
   Compliance With Governmental Regulations.................................9
   Back-Up Generator........................................................9
Maintenance of Premises.....................................................9
   Landlord's Obligations...................................................9


                                     Page i

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   Tenant's Obligations........................................................9
   Waiver of Liability........................................................10
Hazard Insurance..............................................................10
   Tenant's Use...............................................................10
   Landlord's Insurance.......................................................10
   Tenant's Insurance.........................................................11
   Waiver.....................................................................11
Taxes.........................................................................11
Utilities.....................................................................11
Toxic Waste and Environmental Damage..........................................12
   Use of Hazardous Material..................................................12
   Tenant's Indemnity Regarding Hazardous Material............................12
   Notice of Release or Violation.............................................13
   Remediation Obligations....................................................14
   Environmental Monitoring...................................................14
Tenant's Default..............................................................14
   Remedies...................................................................14
   Right to Re-enter..........................................................15
   Abandonment................................................................15
   No Termination.............................................................15
   Non-Waiver.................................................................16
   Performance by Landlord....................................................16
   Habitual Default...........................................................16
Landlord's  Liability.........................................................16
   Limitation on Landlord's Liability.........................................16
   Limitation on Tenant's Recourse............................................17
   Indemnification of Landlord................................................17
Destruction of Premises.......................................................17
   Landlord's Obligation to Restore...........................................17
   Limitations on Landlord's Restoration Obligation...........................17
Condemnation..................................................................18
Assignment or Sublease........................................................18
   Consent by Landlord........................................................18
   Assignment or Subletting Consideration.....................................19
   No Release.................................................................19
   Reorganization of Tenant...................................................20
   Permitted Transfers........................................................20
   Effect of Default..........................................................20
   Effects of Conveyance......................................................20
   Successors and Assigns.....................................................21
Option to Extend the Lease Term...............................................21
   Grant and Exercise of Option...............................................21
   Determination of Fair Market Rental........................................21
   Resolution of a Disagreement over the Fair Market Rental...................22
   Personal to Tenant.........................................................22
General Provisions............................................................22
   Attorney's Fees............................................................22
   Authority of Parties.......................................................22


                                     Page ii

   Brokers....................................................................23
   Choice of Law..............................................................23
   Dispute Resolution.........................................................23
   Entire Agreement...........................................................24
   Entry by Landlord..........................................................24
   Estoppel Certificates......................................................24
   Exhibits...................................................................25
   Interest...................................................................25
   Modifications Required by Lender...........................................25
   No Presumption Against Drafter.............................................25
   Notices....................................................................25
   Property Management........................................................25
   Rent.......................................................................25
   Representations............................................................25
   Rights and Remedies........................................................26
   Severability...............................................................26
   Submission of Lease........................................................26
   Subordination..............................................................26
   Survival of Indemnities....................................................26
   Time.......................................................................26
   Transportation Demand Management Programs..................................26
   Waiver of Right to Jury Trial..............................................27
EXHIBIT A - Premises & Building...............................................29
EXHIBIT B - Draft Letter of Credit............................................30
EXHIBIT C - Building Shell Definition.........................................31
EXHIBIT D - Shell Plans and Specifications....................................34
EXHIBIT E - Tenant Improvement Plans and Specifications.......................35
EXHIBIT F - Building Core Improvements........................................36


                                     Page iii

1. Parties: THIS LEASE, is entered into on this 14th day of November 2000, ("Effective Date") between Sobrato Interests II, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and Entrust Technologies, Inc., a Maryland Corporation, whose address is One Preston Park South, 4975 Preston Park Boulevard, 4th Floor, Suite 400, Plano, Texas, 75093, hereinafter called respectively Landlord and Tenant.

2. Premises: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain Premises with the appurtenances, situated in the City of Santa Clara, County of Santa Clara, State of California, commonly known and designated as 455 El Camino Real consisting of 75,000 rentable square feet ("Building") including parking for approximately 260 cars as outlined in red on Exhibit "A"
                                                                   -----------
and all improvements located therein including but not limited to buildings, parking areas, landscaping, loading docks, sidewalks, service areas and other facilities. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Tenant pursuant to Section 5.B.

3. USE:

     A. Permitted Uses: Tenant shall use the Premises as permitted under applicable zoning laws only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: Office, research and development, marketing, light manufacturing, ancillary storage and other incidental uses. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall (i) be parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading (provided, however, that Tenant may have a small number of its own vans and small trucks parked on the Premises so long as they are parked behind the Building). Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

     B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling, walls or columns of the building in excess of the load limits for which such items are designed or set any load on the floor in excess of the load limits for which the floors are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building without Landlord's prior approval, which approval may be withheld in its sole discretion.

     C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or

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about the Premises any signs not approved by the city and other governing authority having jurisdiction. Tenant will not place or permit to be placed upon the Premises any signs, advertisements or notices without the written consent of Landlord as to type, size, design, lettering, coloring and location, which consent will not be unreasonably withheld, conditioned or delayed. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant's expense.

      D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) any covenants, conditions, restrictions, easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as "Restrictions") and Tenant will conform to and will not violate the terms of any such Restrictions.

4. TERM AND RENTAL:

      A. Base Monthly Rent: The term ("Lease Term") shall be for one hundred twenty (120) months, commencing on May 1, 2001 unless adjusted pursuant to
Section 5.F. below ("Commencement Date") and ending one hundred twenty (120) months thereafter ("Expiration Date"). Notwithstanding the Parties agreement that the Lease Term begins on the Commencement Date, this Lease and all of the obligations of Landlord and Tenant shall be binding and in full force and effect from and after the Effective Date. In addition to all other sums payable by Tenant under this Lease, Tenant shall pay base monthly rent ("Base Monthly Rent") for the Premises according to the following schedule:

Months 01 - 12:       $412,500.00  ($5.50 p.s.f.)
Months 13 - 24:       $429,000.00  ($5.72 p.s.f.)
Months 25 - 36:       $446,250.00  ($5.95 p.s.f.)
Months 37 - 48:       $464,250.00  ($6.19 p.s.f.)
Months 49 - 60:       $482,250.00  ($6.43 p.s.f.)
Months 61 - 72:       $501,750.00  ($6.69 p.s.f.)
Months 73 - 84:       $522,000.00  ($6.96 p.s.f.)
Months 85 - 96:       $543,000.00  ($7.24 p.s.f.)
Months 97 - 108:      $564,750.00  ($7.53 p.s.f.)
Months 109 - 120:     $587,250.00  ($7.83 p.s.f.)

Upon Substantial Completion of construction, the Building shall be measured by Tenant's Architect (as defined in Section 5.B) from outside wall/glass to outside wall/glass of each floor, without deductions, to arrive at the actual rentable square footage ("Rentable Square Footage"). If the Rentable Square Footage differs from 75,000 square feet, the Base Monthly Rent for each year of the Lease Term shall be modified so as to equal the product of (i) the Rentable Square Footage, and (ii) the price-per-square-foot rate for each month as shown in the above schedule.

Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Concurrently with Tenant's execution of this Lease, Tenant shall pay to Landlord the sum of Four Hundred Twelve Thousand Five Hundred and No/100 Dollars ($412,500.00) as prepaid rent for the first month of the Lease.

      B. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly

Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

      C. Security Deposit: Within ten (10) days of Tenant's execution of this Lease, Tenant shall deposit with Landlord the sum of Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00) ("Security "Deposit"). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant's default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default including, but not limited to Tenant's failure to restore or clean the Premises following vacation thereof. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. If Tenant shall default more than three (3) times in any twelve (12) month period, irrespective of whether or not such default is cured, then the Security Deposit shall, within ten (10) days after demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent. Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord's written notice itemizing the amounts and purposes for such deduction.

Landlord agrees that in lieu of a cash Security Deposit, Tenant may deposit a letter of credit ("Letter of Credit") substantially in the form attached hereto as Exhibit "B". Landlord shall be entitled to draw against the Letter of Credit
   -----------
at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant is in default under the Lease. Tenant shall keep the letter of credit in effect during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks after expiration of the Lease Term. At least thirty (30) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period of at least one (1) year. Tenant's failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant. In the event Landlord draws against the Letter of Credit, Tenant shall replenish the existing Letter of Credit or cause a new Letter of Credit to be issued such that the aggregate amount of letters of credit available to Landlord at all times during the Lease Term is the amount of the Security Deposit originally required.

      D. Security Deposit Reduction: Provided Tenant has not been in default under the Lease, then at the commencement of the 13th month of the Lease Term and every 12 months thereafter during the initial Lease Term, , Tenant shall be allowed the reduce the amount of the Security Deposit by $450,000.00.

5. CONSTRUCTION:

      A. Building Shell Construction: Landlord shall cause the Building Shell (as defined on the Building Shell Definition attached as Exhibit "C") and
                                                         -----------
certain Building Core Improvements (as defined below) to be constructed by Landlord's affiliated construction company, Sobrato Construction Corporation ("General Contractor") in accordance with the Building Shell plans and guideline specifications prepared by The Hagman Group ("Landlord's Architect") and attached by reference as Exhibit "D" ("Building Shell Plans and
                         -----------
Specifications"). The Building Shell Plans and Specifications include certain elements of the Building core ("Building Core Improvements") which is defined as those items typically associated in the industry with an office building core including elevators, restrooms, fire sprinklers, HVAC and electrical systems distributed to each floor, exiting stair finishes, and a finished building lobby. Although certain Building Core Improvements have been designed by Landlord's Architect and incorporated into the Building Shell Plans and Specifications, it is understood and agreed that Building Core Improvements are classified as part of Tenant Improvements and all costs associated with the design and construction thereof shall be paid by Tenant pursuant to Section 5.D. below. The Building Shell and Building Core Improvements shall be constructed in a good and workmanlike fashion and in compliance with all codes, laws, rules and regulations of applicable governmental authority. Landlord shall assign to Tenant any warranties related to the Building Shell and Building Core Improvements which would reduce Tenant's maintenance obligations hereunder and shall cooperate with Tenant to enforce all such warranties.

Landlord agrees that, on the Commencement Date, the Building Shell and those Building Core Improvements included the Building Shell Plans and Specifications shall be substantially complete and that all elements of the Building to be maintained by Landlord pursuant to this Lease shall be in good operating condition and repair. The Building Shell shall be deemed substantially complete ("Substantially Complete" or "Substantial Completion") when the Building Shell has been substantially completed in accordance with the Shell Plans and Specifications, as evidenced by a final inspection or its equivalent by the appropriate governmental authority.

      B. Tenant Improvement Construction: Tenant, at Tenant's sole cost and expense, shall retain an interior architect ("Tenant's Architect") to prepare plans and outline specifications as soon as reasonably possible to be attached as Exhibit "E" ("Tenant Improvement Plans and Specifications") with respect to
   -----------
the construction of the balance of the improvements to the interior of the Premises ("Tenant Improvements") necessary for Tenant's use and occupancy of the Building. The Tenant Improvement Plans and Specifications shall be completed for all aspects of the work no later than January 31, 2001 with all detail necessary for submittal to the city for issuance of building permits and for construction. The Tenant Improvement Plans and Specifications shall include any information required by the relevant agencies regarding Tenant's use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Building Shell Definition, including all Building Core Improvements. All Tenant Improvements shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed. The Tenant Improvement Plans and Specifications shall provide for a generally open office layout with no more than 30% closed office and shall include a minimum build-out in all areas of the Premises consisting of: (i) fire sprinklers, (ii) floor coverings, (iii) t-bar suspended ceiling (iv) distribution of the HVAC system, (v) 2' x 4' drop-in florescent lighting, and (vi) any other work required by the City of Santa Clara necessary to obtain an unconditional

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certificate of occupancy within ninety (90) days from the Commencement Date. The
Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow a general contractor selected by Tenant and reasonably approved by Landlord ("Tenant's Contractor") to construct the Tenant Improvements. Tenant's Contractor shall use union labor. Tenant shall contract directly with and shall cause Tenant's Contractor to construct the Tenant Improvements in accordance with all Tenant Improvement Plans and Specifications. Provided that Tenant's Contractor does not interfere with General Contractor's construction of the Building Shell, Landlord shall permit Tenant's Contractor access to the Premises in order to commence construction of the Tenant Improvements by January 15, 2001.

Tenant shall use its best efforts to obtain a building permit from the City of Santa Clara as soon as possible and thereafter diligently supervise the construction of Tenant Improvements until they are substantially complete as hereinafter defined. The Tenant Improvements shall be deemed substantially complete ("Substantially Complete" or "Substantial Completion") when the Tenant Improvements have been substantially completed in accordance with the Tenant Improvement Plans and Specifications, as evidenced by the completion of a final inspection or the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7 below. Tenant shall have the right to depreciate and claim and collect any investment tax credits related to the Tenant Improvements. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

      C. Building Shell Costs: Landlord shall pay all costs associated with the Building Shell. The Building Shell Definition shall be the governing document in defining the costs associated with the Building Shell.

      D. Tenant Improvement Costs: Concurrently with Tenant's execution of this Lease, Tenant shall reimburse Landlord the sum of One Million One Hundred Thirty Seven Thousand Eight Hundred Sixteen and 50/100 Dollars ($1,137,816.50), which represents the first half of the cost of Building Core Improvements being constructed by Landlord as part of the Building Shell, as detailed on Exhibit
                                                                      -------
"F" attached hereto. The remaining $1,137,816.50, which is the second half of
---
the cost of the Building Core Improvements, shall be paid by Tenant to Landlord no later than January 10, 2001. Tenant shall pay directly to Tenant's Contractor all costs associated with construction of the remaining Tenant Improvements pursuant to a separate construction contract between Tenant and Tenant's Contractor, such costs to include but not be limited to the following to the extent actually incurred by Tenant's Contractor in connection with the construction of Tenant Improvements: construction costs, and all permit fees, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements.

Notwithstanding Tenant's reimbursement obligations pursuant to this Section 5.D., Landlord agrees to refund to Tenant at the completion of the Building
Core: (i) any unused contingency amount; and (ii) any unused Lobby Allowance amount.

      E. Force Majeure: Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5 by a period equal to the period of any said prevention, delay or stoppage. If Landlord cannot substantially complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom except as specifically provided in Sections 5.F. and 5.G. below.

      F. Landlord Delays: In the event that either: (i) Landlord fails to substantially complete the Building Shell and Building Core Improvements included in the Building Shell Plans and Specifications by the Commencement Date; or (ii) Landlord fails to allow Tenant's Contractor access to the Premises for the purpose of commencing construction of the Tenant Improvements by the date specified in Section 5.B. above ("Landlord Delay"), the scheduled Commencement Date shall by delayed by the total number of days of Landlord Delay.

      G. Landlord's Failure to Complete: If the Building Shell is not Substantially Complete in accordance with the Building Shell Plans and Specifications and Tenant Improvements Plans and Specifications by July 31, 2001 ("Deadline Date"), then Tenant, upon written notice to Landlord, shall be entitled to complete construction of the Building and offset the cost of construction for which Landlord is responsible under this Lease, plus interest at the Agreed Interest Rate, against Tenant's obligation for the Base Monthly Rent due under this Lease. The completion by Tenant of Landlord's construction obligations as provided in this Section 5.G. shall be the sole and exclusive remedy of Tenant with respect to the failure by Landlord to achieve Substantial Completion of the Building Shell by the Deadline Date. In the event that Tenant shall be required to complete Landlord's Work, Landlord agrees to promptly assign to Tenant upon demand all plans and specifications relating to construction for which Landlord is responsible under this Lease in order to effectuate the completion thereof, and to cooperate with Tenant in connection with the completion of such work. Nothing herein shall diminish Landlord's obligation to act in good faith to promptly commence and diligently prosecute the Landlord's Work.

The foregoing notwithstanding, the Deadline Date shall be extended one day for every day of Force Majeure Delay as defined above.

      H. Insurance: Landlord shall cause the General Contractor to procure (as a cost of the Building Shell) a "Broad Form" liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder's risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the casualty insurance policy described in Section 9 is in full force and effect.

      I. Punch List & Warranty: After the Building Shell and Tenant Improvements are Substantially Complete: (i) Landlord shall cause the General Contractor to immediately correct any construction defect or other "punch list" item which Tenant brings to Landlord's attention related to the Building Shell, such work to be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises; and (ii) Tenant shall cause Tenant's Contractor to immediately correct any construction defects or other "punch list" items which require attention. General Contractor shall provide a standard contractor's warranty with respect to the Building Shell for one (1) year from the Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant's negligence or misuse, and acts of God.

      J. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant' cost. Prior to substantial completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant's work of installing its fixtures and equipment in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant's trade fixtures and equipment. Any such installation work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) the entry into the Premises by Tenant or its representatives or contractors shall not interfere with or delay General Contractor's work, and
(ii) any contractor used by Tenant in connection with such entry and installation shall use union labor.

6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

      A. Delivery and Acceptance: Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises on the Commencement Date in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in Section 5.I. above. Tenant's taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for "Punch List" type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed, and Tenant's obligation to pay Base Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant's failure to execute such acceptance agreement. Within thirty (30) days after the Commencement Date, Tenant agrees to be in occupancy of at least fifty percent (50%) of the rentable square footage of the Premises.

      B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear excepted. In this regard, "normal wear and tear" shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this
Lease: (i) all interior walls shall be patched and otherwise made paint-ready,
(ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant's contractors shall be removed unless such cabling has been placed in trays especially designed for such purpose and is not weighing on the ceiling, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in "good operating condition and repair" as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have any Alterations made by Tenant (as defined in Section 7) removed and the Premises or any parts thereof restored to a standard open office plan with materials and finishes consistent with the other open office areas with the Premises, or to cause Tenant to surrender all Alterations in place to Landlord. If Landlord shall so desire, Tenant shall, at Tenant's sole cost and expense, remove such Alterations as Landlord requires and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work.

     C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. This provision shall survive the termination or expiration of the Lease.

7. ALTERATIONS AND ADDITIONS:

      A. Tenant's Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises ("Alterations"), or any part thereof, without obtaining Landlord's prior written consent and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant's plans. After obtaining Landlord's consent, which consent shall state whether or not Landlord will require Tenant to remove such Alteration at the expiration or earlier termination of this Lease, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics' lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15" X 21") vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense.

Notwithstanding the foregoing, Tenant shall be entitled, without obtaining Landlord's consent, to make Alterations which do not affect the structure of the Building and which do not cost more than Fifty Thousand Dollars ($50,000.00) per Alteration ("Permitted Alterations"); provided, however, that: (i) Tenant shall still be required to comply with all other provisions of this paragraph; and
(ii) such Permitted Alterations are subject to removal by Tenant at Landlord's election pursuant to Section 6.B. above at the expiration or earlier termination of the Lease.

      B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within ten (10) days after receiving notice of the filing, Landlord shall immediately be entitled to discharge the lien at Tenant's expense and all resulting costs incurred by Landlord, including attorney's fees shall be due from Tenant as additional rent.

      C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant's sole expense will compy with all such Governmental Regulatons and shall make all repairs, replacements, alterations, or improvements necessary to comply with all Governmental Regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

      D. Back-Up Generator: Tenant shall have the right, subject to Landlord's prior written consent (which consent shall be subject to the terms in this Section 7.C. but which shall not otherwise be unreasonably withheld, conditioned or delayed) to install a generator in a location mutually agreeable to Landlord and Tenant so as to minimize its visibility. Tenant shall install the generator at its sole expense and with components reasonably acceptable to Landlord, and shall be responsible for maintenance of the generator, for compliance with all applicable Laws with respect to the generator, and for any damage caused by the installation of the generator or related to the generator. The generator shall at all times be the property of Tenant and at the end of the Term, Tenant shall remove the generator from the Premises and restore those affected areas to their condition prior to the installation of the generator; provided, however, that alternately, Tenant may sell the generator to a subsequent tenant in the Premises.

8. MAINTENANCE OF PREMISES:

      A. Landlord's Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, the foundation, exterior load bearing walls and roof structure of the Building Shell.

      B. Tenant's Obligations: Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) all elevator equipment, (ix) the roof membrane system, and (x) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer's recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord.

      C. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord's obligation of tenantability and Tenant's right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

9. HAZARD INSURANCE:

      A. Tenant's Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

      B. Landlord's Insurance: Landlord agrees to purchase and keep in force All Risk and fire insurance in an amount equal to the replacement cost of the Building (not including any Tenant Improvements or Alterations paid for by Tenant from sources other than the Work Allowance) as determined by Landlord's insurance company's appraisers. At Landlord's election, such fire and property damage insurance may be endorsed to cover loss caused by such additional perils against which Landlord may elect to insure, including earthquake and/or flood, and shall contain reasonable deductibles. Additionally Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and (ii) rental lost insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. Payment shall be due to Landlord within ten
(10) days after written invoice to Tenant. It is understood and agreed that Tenant's obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

      C. Tenant's Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements, and Alterations against damage for their full replacement value (without depreciation). Said insurance shall provide All Risk and fire coverage equal to the replacement cost of said property. The property casualty insurance provided by Tenant as required by this paragraph shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Tenant Improvements shall be adjusted with and be payable to both Landlord and Tenant. Tenant shall deliver a copy of the policy and renewal certificate to Landlord. Tenant agrees, at its sole cost, and to obtain worker's compensation and Commercial General Liability insurance for occurrences within the Premises with a combined single limit of not less than Ten Million Dollars ($10,000,000.00). Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named (additional) insureds shall not reduce or avoid coverage to the other named (additional insureds). Tenant shall name Landlord and Landlord's lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All insurance policies required under this section shall provide for thirty (30) days' prior written notice to Landlord of any cancellation, termination, or reduction in coverage. Notwithstanding the above, Landlord retains the right to have Tenant provide other forms of insurance which may be reasonably required to cover future risks.

      D. Waiver: Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant's personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. All real estate taxes shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord's sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services.

11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing or the utility company's failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease.

12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

      A. Use of Hazardous Material: Without the prior written consent of Landlord, Tenant or Tenant's agents, employees, contractors, subtenants or invitees ("Tenant's Agents") shall not cause or permit any Hazardous Material, as defined below, to be generated, brought onto, used, stored, created, released or disposed of in or about the Premises, except that Tenant may use and store small quantities of common household cleaners and office supplies on the Premises provided such use and storage is in strict compliance with all Environmental Laws, as defined below. As used herein, the term "Hazardous Material" shall mean any substance, material or waste (whether liquid, solid or gaseous), which is a pollutant or contaminant, or which is hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or the environment, or which is or may become regulated by or under the authority of any Environmental Laws, as defined below, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used herein, the term "Environmental Laws" shall mean any present or future federal, state or local law, whether common law, statute, rule, regulation or ordinance, judgment, order, or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Material, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Material to be brought onto the Premises, measures to be taken for storage and disposal thereof, and safety measures to be employed to prevent pollution or contamination of the air, soil, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Material including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Material on the Premises; (iii) enforce Hazardous Material handling and disposal practices consistent with industry standards;
(iv) surrender the Premises free from any Hazardous Materials arising from Tenant's generating, bringing, using, storing, creating, releasing, or disposing of Hazardous Material; and (v) properly close the facility with regard to Hazardous Material including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Material and obtaining a closure certificate from the local administering agency prior to the Expiration Date.

      B. Tenant's Indemnity Regarding Hazardous Material: Tenant shall, at its sole cost and expense and with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord's trustees, shareholders, directors, officers, employees, partners, affiliates, agents, successors and assigns from, and against any and all claims, liabilities, obligations, penalties, fines, actions, costs or expenses incurred or suffered arising from generating, bringing, using, storing, creating, releasing or disposing of Hazardous Material by Tenant or Tenant's Agents in or about the Premises, or the violation of any Governmental Regulation or Environmental Laws by Tenant or Tenant's Agents. This indemnification applies whether or not the concentrations of any such Hazardous Material exceed applicable maximum contaminant or action levels or any governmental agency has issued a cleanup order. Tenant's indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under present or future laws, including Environmental Laws; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Material from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) losses attributable to diminution in the value of the Premises or the Building
(iv) loss or restriction of use of rentable space in the Building; (v) adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation. This Section 12.B shall survive the expiration or termination o this Lease.

      C. Notice of Release or Violation: If, during the Lease Term (including any extensions), Tenant becomes aware of (i) any actual or threatened release of a Hazardous Material on, under or about the Premises or (ii) any inquiry, investigation, proceeding, claim, notice or order by any private or public person or entity regarding the presence of Hazardous Material on, under or about the Premises, including alleged violations of Environmental Laws by Tenant or Tenant's Agents., Tenant shall give Landlord written notice of the release or investigation within five (5) days after learning of it and shall simultaneously and thereafter furnish Landlord with copies of any claims, notices of violation, reports, or other writings received by Tenant concerning the release or investigation. In the event of an actual release of Hazardous Materials, Tenant shall also give Landlord immediate verbal notice of such release.

            In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials used, treated, stored or disposed of by Tenant or Tenant's Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

      In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

      D. Remediation Obligations: In the event of any release on, under or about the Premises of any Hazardous Material generated, brought onto, used, stored, created or disposed of by Tenant or Tenant's Agents, Tenant shall, at its sole cost, promptly take all necessary and appropriate actions, in compliance with applicable Environmental Laws, to remove or remediate such Hazardous Material, whether or not any governmental agency has issued a cleanup order, so as to return the Premises to the condition that existed before the introduction of such Hazardous Material. Tenant shall obtain Landlord's written consent prior to implementing any proposed removal or remedial action, provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord's written consent. Nothing in the preceding sentence shall in any way eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims, liabilities, costs or reasonable expenses incurred or suffered by Landlord.

      E. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises, including any air, soil, water, ground water, or to conduct any other sampling or testing, digging, drilling or analysis, to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any reasonable costs incurred by Landlord in determining Tenant's non-compliance, including reasonable attorneys', consultants' and experts' fees, shall be due and payable by Tenant to Landlord within five (5) days following Landlord's written demand therefor.

13. TENANT'S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant's failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease by the date such amount is due, (ii) the abandonment or vacation of the Premises by Tenant; (iii) Tenant's failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord; (iv) Tenant's making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty
(30) days; (vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days; or (viii) the occurrence of any other event described as a default elsewhere in this Lease or any amendment thereto regardless of whether such event is defined as a material default and breach of this Lease in this Paragraph 13.

      A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker's fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "rent", as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, "worth at the time of award" shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one

(1%) percent.

      B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

      C. Abandonment: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent and other sums due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

      D. No Termination: Landlord's re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

      E. Non-Waiver: Landlord may accept Tenant's payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord's acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant's Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord's consent to or approval of any act by Tenant which requires Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

      F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, without notice, without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 19.J) within ten
(10) days of Landlord's written notice for such payment.

      G. Habitual Default: The provisions of Section 13 notwithstanding, the Parties agree that if Tenant shall have defaulted in the performance of any (but not necessarily the same) term or condition of this Lease for three or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant's timely performance under this Lease.

14. LANDLORD'S LIABILITY:

      A. Limitation on Landlord's Liability: In the event of Landlord's failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure, including such time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effectuate a cure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant Further waives any right to terminate this Lease and to vacate the Premises on Landlord's default under this Lease. Tenant's sole remedy on Landlord's default is an action for damages or injunctive or declaratory relief.

      B. Limitation on Tenant's Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

      C. Indemnification of Landlord: Except to the extent due to the negligence or willful misconduct of Landlord, as a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use of occupancy of the Premises or any part of the Project by Tenant or Tenant's Agents, the acts or omissions of Tenant or Tenant's Agents, Tenant's breach of this Lease, or any damage or injury to person or property from any cause, or from the failure of Tenant to keep the Premises in good condition and repair as herein provided,. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant or Tenant's Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord's costs and expenses and reasonable attorney's fees incurred in defending such claims.

15. DESTRUCTION OF PREMISES:

      A. Landlord's Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall repair the same to a similar condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent while repairs are being made, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant's business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance or Tenant's fixtures or personal property.

      B. Limitations on Landlord's Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in one hundred eighty (180) days from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord,
(ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord, (iv) the damage or destruction occurs in the last twenty four (24) months of the Lease Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If Landlord elects to repair or restore, this Lease shall continue in full force and effect.

16. CONDEMNATION: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser ("Vesting Date") and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. Further, in the event of such partial taking, Landlord shall have the option to terminate this Lease as of the Vesting Date. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by

Tenant from sources other than the Work Allowance, or for Tenant's moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures
Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking.

17. ASSIGNMENT OR SUBLEASE:

      A. Consent by Landlord: Except as specifically provided in this Section 17.E, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant desires to assign this Lease or any interest herein or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) executed counterparts of any agreement and of all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years, (iii) the nature of the proposed transferee's business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a thirty (30) day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease in the event the proposed sublease or assignment is for substantially all of space in the Premises provided, however, that Landlord shall not have the right to terminate on any sublease or assignment expiring within three (3) years of the Commencement Date; (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or
(iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 30-day period, Landlord shall be deemed to have elected option (iii) above. In the event Landlord elects option (i) above, this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease or transfer was to commence, and from such date forward, Base Monthly Rent and Tenant's Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Building. In the event Landlord elects option (ii) above, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) the proposed sublease will not result in there being greater than two (2) subtenants within the Premises at any time during the Lease Term; (v) Tenant reimburses Landlord on demand for any costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and legal costs incurred in connection with the granting of any requested consent; and (vi) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent.

      B. Assignment or Subletting Consideration: Landlord and Tenant hereby agree that fifty percent (50%) of any rent or other economic consideration (i) realized by Tenant under any sublease or assignment, or (ii) realized by any subtenant under any sub-sublease of the Premises, in excess of the Base Monthly Rent payable hereunder and reasonable subletting and assignment costs, shall be paid to Landlord. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

      C. No Release: Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

      D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant's stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee or buyer shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee or buyer assumes the obligations of Tenant under the Lease.

      E. Permitted Transfers: Notwithstanding anything contained in this Section 17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a "Permitted Transfer") without Landlord's prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

      F. Effect of Default: In the event of Tenant's default, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A termination of the Lease due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant's Agents.

      G. Conveyance by Landlord: As used in this Lease, the term "Landlord" is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the Parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

      H. Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all Parties hereto comprising Tenant shall be jointly and severally liable hereunder.

18. OPTION TO EXTEND THE LEASE TERM:

      A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, an option ("Option") to extend the Lease Term for an additional term of sixty (60) months ("Option Term"). The Option Term shall be exercised, if at all, by written notice to Landlord no earlier than fifteen (15) months prior to the date the Lease Term would expire but for such exercise but no later than nine (9) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the Base Monthly Rent applicable to the period immediately prior to the commencement of the Option Term, and (ii) the then Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, (i) if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, or (ii) if the net worth of Tenant as reported in Tenant's most recent financial statements is less than the net worth of Tenant as of the date of execution of this Lease, then Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term "Fair Market Rental" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then obtainable for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building.

      B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord's determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord's determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in
Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

      C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

            1. Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

            2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

            3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

            4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

      D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Entrust Technologies and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord's sole and absolute discretion.

19. GENERAL PROVISIONS:

      A. Attorney's Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

      B. Authority of Parties: Each party represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said partnership or corporation and that this Lease is binding upon said corporation or partnership in accordance with its terms. At the request of either party, the other party shall provide the requesting party with corporate or partnership resolutions or other proof in a form acceptable to the requesting party, authorizing the execution of the Lease.

      C. Brokers: Tenant represents it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CPS and Torode Realty Limited and Tenant agrees to indemnify, defend and hold Landlord harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through Tenant.

      D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 19.E, venue shall be Santa Clara County.

      E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J. A. M. S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code ss. 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J. A. M. S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party's request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, the prevailing party shall not be entitled to attorney's fees that might otherwise be available to them in a court action or arbitration and in addition thereto, the party who is determined by the arbitrator to have resisted mediation, shall be sanctioned by the arbitrator or judge.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:  ______      TENANT:  _______

      F. Entire Agreement: This Lease and the exhibits attached hereto contain all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

      G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant's reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes:
(i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the

Premises to Landlord's or the Master Landlord's existing or potential successors, purchaser, tenants and lenders. Tenant shall permit Landlord and his agents, at any time within eighteen (18) months prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder), to place upon the Premises "For Lease" signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours.

      H. Estoppel Certificates: At any time during the Lease Term, Tenant shall, within ten (10) days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on Landlord's part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord's interest in the Premises. Tenant's failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord's performance. Tenant agrees to provide, within five (5) days of Landlord's request, Tenant's most recent three (3) years of audited financial statements for Landlord's use in financing or sale of the Premises or Landlord's interest therein.

      I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

      J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full ("Agreed Interest Rate"). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

      K. Modifications Required by Lender: If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant's cost or expense or materially or adversely change Tenant's rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within fifteen (15) days after the request.

      L. No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

      M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by certified mail (both U.S. and Canadian, when applicable, return receipt requested, or by personal delivery addressed to the party to be notified at the address for such party specified in
Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute.

      N. Property Management: In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of three percent (3%) of the Base Monthly Rent.

      O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

      P. Representations: Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

      Q. Rights and Remedies: Subject to Section 14 above, All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

      R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

      S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

      T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord's written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

      U. Survival of Indemnities: All
indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

      V. Time: Time is of the essence hereunder.

      W. Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty
(30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

      X. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord:  Sobrato Interests II,            Tenant:  Entrust Technologies,
a California Limited Partnership            a Maryland Corporation


By:  /s/ John Michael Sobrato              * By:   /s/ Dave Wagner
   --------------------------------              -------------------------------

Its:  General Partner                        Its:  VP & Controller


                                            * By:   /s/ Jay D. Kendry
                                                  ---------------------

                                            Its: VP, Legal Affairs

* NOTE: This lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president, or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer and in such event, Tenant must deliver to Landlord a certified copy of a corporate resolution authorizing the signatory to execute this Lease.

                        EXHIBIT "A" - Premises & Building

                      EXHIBIT "B" - Draft Letter of Credit

                     EXHIBIT "C" - Building Shell Definition

1. Building Structure

(a) Foundations including footings, grade beams, or other building foundation components required to support the Building structure.

(b) Five inch (5") thick concrete slab on grade with welded wire mesh and any other reinforcing or structural connections that may be necessary or required as specified by structural engineer.

(c) Complete structural framing system comprised of rolled steel beams, columns, and braced-frame steel construction with corrugated metal deck and concrete fill, all members required by code to be fireproofed. Upper floor systems provide a minimum of 3" concrete over metal deck and are designed for an 80 lb. live load plus 20 lb. partition load. Structural framing will include intermediate beams for HVAC units at the roof, and for major shafts on each floor.

(d) Exterior Building skin consisting of performance glass with aluminum framing, GFRC panels, and metal panels. All exterior doors, door closer and locking devices as necessary.

(e) Four (4) ply built up roofing by Owens-Corning, John Manville, or equal and all flashings over a perlite board and corrugated metal deck roof assembly. Title 24 code required roof insulation is included.

(f) Exterior painting of all non-finished metals and caulking of all exterior joints.

(g) Two (2) concrete pan-filled stair sets at each end of the Building perimeter.

(h) Riser for Building sprinkler system (no sprinkler grid or drops).

2. Sitework

(a) All work outside the Building perimeter walls shall be considered site work for the Building Shell and shall include asphalt concrete paving, surface parking for approximately 260 cars, landscaping, landscape irrigation, storm drainage, utility service laterals, curbs, gutters, sidewalks, retaining walls, planters, trash enclosures, parking lot and landscape lighting and other exterior lighting per code.

(b) Paving sections for automobile and truck access shall be according to the Geologic Soils Report.

(c) All parking lot striping to include handicap spaces and signage.

(d) Underground site storm drainage system shall be connected to the city storm system main.

3. Plumbing

(a) Underground sanitary sewer laterals connected to the city sewer main in the street and stubbed to the core of the Building.

(b) Domestic water mains connected to the city water main in the street and stubbed to the Building.

(c) Roof drain leaders and downspouts piped and connected to the site storm drainage system.

(d) Gas lines connected to the city or public utility mains and run to gas meters adjacent to, and in close proximity to the Building. Meter supplied by utility company.

4. Electrical

(a) A primary and secondary electrical service from the street to the Building electrical room limited to underground conduit, pull-string, and transformer pad. Transformer supplied by utility company.

(b) Two 4" underground conduit from the street to the Building for telephone trunk lines by Pacific Bell.

(c) An electrically operated landscape irrigation system, with controller, that is a complete and functioning system.

(d) Underground conduit with pull-string from the Building to the main fire protection system post indicated valve (PIV) for installation of supervisory alarm wiring.

6. General

(a) All construction shall conform to State and Local Building Codes, Title 24 Regulations, and shall be ADA Compliant.

All other costs shall be deemed Tenant Improvements.

                  EXHIBIT "D" - Shell Plans and Specifications

                           (sheet references attached)

            EXHIBIT "E" - Tenant Improvement Plans and Specifications
                        (sheet references to be attached)

                    EXHIBIT "F" - Building Core Improvements


                                    Page 35